EXHIBIT 99.1

Plan of Debt Reduction and Attempt to Increase Equity

TPT Global Tech, Inc. (“TPT or “the Company”) (TPTW:OTC PINK) announces it has developed a plan of debt reduction to attempt to increase its equity to prepare the Company to attempt to list its stock on an exchange.  This effort involves several steps:

Conversion of approximately $21.4 million in debt and payables to convertible preferred stock, of which approximately $11.3 million has already been executed and converted to a Series of Preferred Stock as of September 30, 2024. The Series of preferred stock provides that upon an exchange listing, will automatically convert to common stock upon the effectiveness of a registration statement for the common stock. The conversion price for the Series E through G Preferred Stock is 75% of the 30-day average market closing price of common stock, for the previous thirty business days, divided into $5.00.

Contingency agreements to convert debt to convertible preferred stock at the holders election, upon the effectiveness of:  a) an exchange listing and 2) a registration statement for the conversion from Preferred to common stock after an exchange listing, of which approximately $1.3 million in debt has already signed agreements. The conversion price is 75% of the 30-day average market closing price of common stock, for the previous thirty business days, divided into $5.00.

We intend to negotiate agreements to settle warrants for the fair value amounts at the time of conversion into convertible preferred stock.  We anticipate that the conversion price shall be 75% of the 30-day average market closing price of common stock for the previous thirty business days divided into $5.00.

Additional convertible preferred stock Series D, F and G balances of approximately $1.5 million have auto conversion features which provides that upon an exchange listing, the preferred is automatically converted to common stock upon the effectiveness of a registration statement for the common stock. The conversion price is 75% of the 30-day average market closing price of common stock for the previous thirty business days divided into $5.00.

Additionally, the Series A preferred stock owned and controlled by the CEO of the Company with a book value of approximately $43 million, which designation is being amended and restated (with the consent of the CEO and only holder of the Series A Preferred Stock) to delete the option to convert to common stock prior to an exchange listing.   We are hoping that either by the effects of the revaluation of the amended and restated Series A Preferred Stock or the authorization of approximately 3 billion additional common shares and compliance with ASC 815 accounting literature, this Series A Preferred Stock can be reclassified as permanent equity.  ASC 815 requires for reclassification of Mezzanine Equity (hybrid of debt and equity classified below debt but above permanent equity on the balance sheet, in the Company’s case its Series A through G Preferred Stock totaling approximately $59.9 million at September 30, 2024) to Equity that there are conditions to be met including: whether the issuer will have the ability, in all cases, to settle an instrument, the embedded conversion option would not be considered classified in equity and should be bifurcated: settlement is permitted in unregistered shares, entity has sufficient authorized and unissued shares, contract contains and explicit share limit, no required cash payment if entity fails to timely file, no cash-settle top-off or make-whole provisions, no counterparty rights rank higher than shareholder rights and no collateral requirements.

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An additional $1.7 million in book value of the Series B preferred Stock may potentially be reclassified to permanent equity as the accounting requirements of ASC 815 are met, including the authorization of additional shares which as of September 30, 2024 related to the Series B would approximate 2,588,693 common shares. ASC 815 requires for reclassification of Mezzanine Equity (hybrid of debt and equity classified below debt but above permanent equity on the balance sheet, in the Company’s case its Series A through G Preferred Stock totaling approximately $59.9 million at September 30, 2024) to Equity that there are conditions to be met including: whether the issuer will have the ability, in all cases, to settle an instrument, the embedded conversion option would not be considered classified in equity and should be bifurcated: settlement is permitted in unregistered shares, entity has sufficient authorized and unissued shares, contract contains and explicit share limit, no required cash payment if entity fails to timely file, no cash-settle top-off or make-whole provisions, no counterparty rights rank higher than shareholder rights and no collateral requirements.

If and as the Company is able to eliminate its derivative related warrants and convert or satisfy its derivative debt through a capital raise related derivative liabilities, $3.8 million as of September 30, 2024, could be eliminated. This is not assured.

If and after the Plan for the debt reduction and Mezzanine Equity reclassification is accomplished, the Company believes that it will be better positioned to achieve new capital with the intent of an attempt at an exchange listing. The Company is targeting as much as $70 million in debt and Mezzanine Equity for this effort, but there is no assurance that the goal can be achieved.

After the debt reduction and increase in permanent equity plan is achieved, the Company still needs to raise significant  capital to achieve certain listing requirements, which can be determined when the final tallies of debt conversions are complete.  There is no assurance that any or all of these steps in the plan can be achieved in a reasonable time period.

Such reduction in debt and increase in permanent equity have the conditions of a) continuation of business, b) sufficient capital to achieve continuation of business, c) competitiveness in the telecom business, d) maintenance of current SEC reporting, e) meeting the scrutiny and the conditions of an exchange listing, f) significant time delays inherent in exchange listing applications, g) S-1 registration statement effectiveness for the registration of the common stock to be issued in conversion of the preferred stock and/or the debt. There is no assurance that any or all of these conditions can be satisfied.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

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